Exhibit 10.1

Dominion Resources, Inc.

Performance Grant Agreement

THIS AGREEMENT, dated              between DOMINION RESOURCES, INC., a Virginia Company (the “Company”) and              (“Participant”), is made pursuant and subject to the provisions of the Dominion Resources, Inc. 2005 Incentive Compensation Plan (the “Plan”) to the extent provided below. All terms used herein that are defined in the Plan have the same meaning given them in the Plan. The Performance Grant will be administered by the Organization, Compensation and Nominating Committee (“OCN Committee”) of the Company’s Board of Directors.

1.	Performance Grant. Pursuant to the Plan, the Participant is granted a Performance Award at a Target Amount of on , subject further to the terms and conditions set forth herein. The actual payout may be from 0% to 200% of the Target Amount. Payment will be made by March 15, 2008.

2.	TSR Performance Conditions

Total Shareholder Return Performance (“TSR Performance”) shall determine fifty percent (50%) of the Target Amount (“TSR Percentage”). TSR Performance is defined in Exhibit A. The Performance Period for the TSR Performance is the period beginning April 1, 2006 and ending December 31, 2007. The portion of the 50% of the Target Amount that will be paid out, if any, is based on the following table.

Relative TSR Performance	Percentage Payout of TSR Percentage
Top Quartile - 75 % to 100%	150% - 200%
2nd Quartile - 50% to 74.9%	100% - 149.9%
3rd Quartile - 25% to 49.9%	50% - 99.9%
4th Quartile - below 25%	0%

To the extent that the Company’s TSR Performance ranks in a percentile within the 1st, 2nd or 3rd Quartiles of Relative TSR Performance, then the TSR Percentage Payout shall be interpolated between the top and bottom of the Percentage Payout of TSR Percentage range for that Quartile.

No payment will be made if the TSR Performance is in the 4th Quartile, except that a payment of 25% of the TSR Percentage shall be made if the Company’s TSR Performance was at least         % on a compounded annual basis for the Performance Period.

3.	ROIC Performance Conditions

Return on Invested Capital Performance (“ROIC Performance”) shall determine fifty percent (50%) of the Target Amount (“ROIC Percentage”). ROIC Performance is defined in Exhibit A. The Performance Period for the ROIC Performance is the period beginning January 1, 2006 and ending December 31, 2007. The portion of the 50% of the Target Amount that will be paid out is based on the following table.

ROIC Performance	Percentage Payout of ROIC Percentage
7.8% or greater	200%
7.6% - 7.79%	150% - 199.9%
7.4% - 7.59%	100% - 149.9%
7.2% - 7.39%	50% - 99.9%
Below 7.2%	0%

To the extent that the Company’s ROIC Performance is between 7.2% and 7.8%, then the ROIC Percentage payout shall be interpolated between the top and bottom of the applicable Percentage Payout of ROIC Percentage range set forth above.

The ROIC Performance in the table is based on the Company’s actual 2006 budget and the projected 2007 budget at the date of grant. The ROIC Performance may be adjusted by the OCN Committee based on the Company’s actual 2007 budget. Any adjustments to the ROIC Performance will be communicated to the Participant when made.

4.	Terms and Conditions.

a.	Employment. Except as provided in paragraphs 5 or 6, the Participant’s rights in the Performance Award shall be forfeited if his employment with the Company or a Dominion Company terminates before December 31, 2007.

b.	Nontransferability. No rights in the Performance Award are transferable.

5.	Retirement, Death, Disability and Termination without Cause.

a.	Retirement. If the Participant Retires and would have been eligible for a payment under paragraphs 2 or 3 if the Participant had remained employed until December 31, 2007, the Participant shall receive the amount determined under paragraphs 2 and/or 3 as if the Participant had remained employed times the fraction of (A) the number of completed months from April 1, 2006 to the Participant’s Retirement divided by (B) 21 months. Payment shall be made at the time provided in paragraph 1.

b.	Death, Disability or Termination Without Cause. If the Participant dies, becomes Disabled or is terminated without Cause as defined in the Participant’s Employment Continuity Agreement, the Participant shall receive a lump sum cash payment equal to the total compensation cost recognized by the Company for this Performance Award from the Date of Grant through the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the event. Payment shall be made within 30 days of the termination, provided that payment shall be made six months after the termination if the payment is subject to Section 409A of the Code and the Executive is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code).

6.	Change of Control. Upon a Change of Control, the Participant shall receive a lump sum cash payment, within 15 days of the Change of Control, equal to the greater of (A) the Target Amount or (B) the total payout that would be made at the end of the Performance Period if the predicted performance used for determining the compensation cost recognized by the Company for this Performance Award for the latest financial statement filed with the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q immediately prior to the Change of Control was the actual performance for the Performance Period.

7.	Retirement. For purposes of this Agreement, the term Retire or Retirement means termination when the Participant is eligible for early, normal or delayed retirement as defined in the Dominion Pension Plan, or would be eligible if any crediting of deemed additional years of age or service applicable to the Participant under the Company’s Benefit Restoration Plan or New Benefit Restoration Plan were applied under the Pension Plan, as in effect at the time of the determination.

8.	No Right to Continued Employment. This Performance Award does not confer upon the Participant any right with respect to continuance of employment by the Company or a Dominion Company, nor shall it interfere in any way with the right of the Company or a Dominion Company to terminate the Participant’s employment at any time. The Committee reserves the right to reduce the amount paid to a Participant below the calculated amount earned under this Performance Award or pay no amount at all to the Participant.

9.	Tax Withholding. The Company will withhold from any payment the aggregate amount of federal, state and local income and payroll taxes that the Company is required to withhold on the payment.

10.	Application of the Plan. The portions of the Performance Award relating to TSR Performance are subject to the terms and conditions of the Plan. It is intended that payments for TSR Performance under this Performance Award to a Participant who is a “covered employee” constitute “qualified performance-based compensation” within the meaning of section 1.162-27(e) of the Income Tax Regulations. The Committee will certify the TSR Performance. To the maximum extent possible, this Performance Award and the Plan shall be interpreted and construed consistent with this paragraph 10.

11.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

12.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date of the award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date of the Performance Grant, as it may be amended from time to time.

13.	Participant Bound by Plan. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14.	Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

IN WITNESS WHEREOF the Company has caused this Agreement to be signed by a duly authorized officer.

Dominion Resources, Inc.

By:
Thomas F. Farrell, II
President and Chief Executive Officer

EXHIBIT A

Total Shareholder Return

The TSR Performance will be measured based on where the Company’s total shareholder return during the Performance Period ranks in relation to the total shareholder returns of the Comparison Companies during such period. In general, Total Shareholder Return consists of the difference between the value of a share of common stock at the beginning and end of the Performance Period, plus the value of dividends paid as if reinvested in stock and other appropriate adjustments for such events as stock splits. For purposes of TSR Performance, the total shareholder return of the Company and the Comparison Companies will be the total shareholder return as calculated by Bloomberg L.P. As soon as practicable after the completion of the Performance Period, the total shareholder returns of the Comparison Companies will be obtained from Bloomberg L.P. and ranked from highest to lowest. The Company’s total shareholder return will then be ranked in terms of which percentile it would have placed in among the Comparison Companies.

The Comparison Companies are:

American Electric Power Company	Duke Energy Corp.
Entergy Corp.	Exelon Corp.
FirstEnergy Corp.	FPL Group, Inc.
NiSource Inc.	PPL Corporation
Progress Energy, Inc.	Southern Co.

Return on Invested Capital

ROIC shall mean Total Return divided by Average Invested Capital for the two-year Performance Period.

Total Return is Operating Earnings (as disclosed on the Company’s earnings report filed on Form 8-K) + After-tax Interest & PSST Expenses + Preferred Dividends, all determined for the two-year Performance Period.

Average Invested Capital is the Average Balances for Long & Short-term Debt + PSST + MC + Preferred Equity + (Common Equity excluding AOCI). The Average Balances for a year are calculated by performing the calculation at the end of each month during the fiscal year plus the last month of the prior fiscal year and then averaging those amounts over 13 months. For the final calculation, the Average Invested Capital for 2006 and 2007 are combined.

PSST is the preferred securities of subsidiary trusts shown as junior subordinated notes payable to affiliated trusts (five subsidiary capital trusts) on the Company’s financial statements.

MC is mandatory convertible debt.

AOCI is accumulated other comprehensive income as shown on the Company’s financial statements.